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EXHIBIT 4.2                                                    Charter No. 5889


                              FEDERAL STOCK CHARTER

                                       FOR

                        ASTORIA FEDERAL SAVINGS AND LOAN
                                   ASSOCIATION

                           Section 1. Corporate Title.

         The full corporate title of the institution is Astoria Federal Savings and Loan Association (the "ASSOCIATION").

                               Section 2. Office.

         The home office shall be located at 37-16 30th Avenue, Long Island City, New York 11103, in the county of Queens, State of New York.

                              Section 3. Duration.

         The duration of the ASSOCIATION is perpetual.

                         Section 4. Purpose and Powers.

         The purpose of the ASSOCIATION is to pursue any or all of the lawful objectives of a federal capital stock savings and loan association chartered under Section 5 of the Home Owners' Loan Act and to exercise all the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("Office") or any successor thereto.

                            Section 5. Capital Stock.

         The total number of shares of all classes of the capital stock which the ASSOCIATION has authority to issue is forty million (40,000,000), of which thirty-five million (35,000,000) shall be common stock, par value $1.00 per share and of which five million (5,000,000) shall be preferred stock, par value $1.00 per share. The shares may be issued from time to time as authorized by the Board of Directors without further approval of shareholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services


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shall  constitute  payment or part  payment  for the  issuance  of shares of the
ASSOCIATION. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted), labor or services actually performed for the ASSOCIATION, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the Board of Directors of the ASSOCIATION, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the ASSOCIATION which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

         Except for shares issuable in connection with the conversion of the ASSOCIATION from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the ASSOCIATION other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share: Provided, that this restriction on voting separately by class or series shall not apply:

                         (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the Board of Directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

                        (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the ASSOCIATION with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the ASSOCIATION if the preferred stock is exchanged for securities of such other corporation: provided, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office, the Federal Deposit Insurance Corporation, or the Resolution Trust Corporation;

                       (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving ASSOCIATION in a merger or consolidation for the ASSOCIATION, shall not be considered to be such an adverse change.



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         A  description  of the  different  classes  and  series (if any) of the
ASSOCIATION's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common Stock. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

                  Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, or retirement fund, or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

                  In the event of any liquidation, dissolution, or winding up of the ASSOCIATION, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the ASSOCIATION available for distribution remaining after: (i) payment or provision for payment of the ASSOCIATION's debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the ASSOCIATION. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

         B. Preferred Stock. The ASSOCIATION may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

                  (a) The distinctive serial designation and the number of shares constituting such series;

                  (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s)for dividends, and the participating or other special rights, if any, with respect to dividends;



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                  (c)      The voting powers, full or limited, if any, of the
         shares of such series;

                  (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

                  (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the ASSOCIATION;

                  (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

                  (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the ASSOCIATION and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (h) The price or other consideration for which the shares of such series shall be issued; and

                  (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

         Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

         The Board of Directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series, and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

         Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the Board of Directors, the ASSOCIATION shall file with the Secretary of the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

                          Section 6. Preemptive Rights.

         Holders of the capital stock of the ASSOCIATION shall not be entitled to preemptive rights with respect to any shares of the ASSOCIATION which may be issued.

                         Section 7. Liquidation Account.


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         Pursuant to the  requirements  of the Office's  regulations  (12 C.F.R.
563b.3), the ASSOCIATION shall establish and maintain a liquidation account for the benefit of its savings account holders as of December 31, 1992 ("eligible savers"). In the event of a complete liquidation of the ASSOCIATION, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the ASSOCIATION's eligible saver's inchoate interest in the liquidation account, to the extent it is still in existence: Provided, That an eligible saver's inchoate interest in the liquidation account shall not
entitle  such   eligible   saver  to  any  voting  rights  at  meetings  of  the
ASSOCIATION's shareholders.

            Section 8. Certain Provisions Applicable for Five Years.

         Notwithstanding anything contained in the ASSOCIATION's charter or bylaws to the contrary, for a period of five years from the date of consummation of the conversion of the ASSOCIATION from mutual to stock form, the following provisions shall apply:

         A. Beneficial Ownership Limitation. No person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of any equity security of the ASSOCIATION. This limitation shall not apply to a transaction in which the ASSOCIATION forms a holding company in conjunction with a conversion, or thereafter, if such formation is without change in the respective beneficial ownership interests of the ASSOCIATION's shareholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under
         Section 574.3(c)(1)(vi) of the Office's Regulations.

                  In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

                  For the purposes of this Section 8, the following definitions apply:

                         (i) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the ASSOCIATION.

                        (ii) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

                       (iii)  The  term   "acquire"   includes   every  type  of
         acquisition, whether effected by purchase, exchange, operation of law or otherwise.


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                        (iv) The term  "acting  in  concert"  means (a)  knowing
         participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities
         of  an  issuer  for  a  common   purpose   pursuant  to  any  contract,
         understanding, relationship, agreement or other arrangement, whether written or otherwise.

         B. Cumulative Voting Limitation. Shareholders shall not be permitted to cumulate their votes for the election of directors.

         C. Call for Special Meetings. Special meetings of shareholders relating to changes in control of the ASSOCIATION or amendments to its charter shall be called only at the direction of the Board of Directors.

                              Section 9. Directors.

         The ASSOCIATION shall be under the direction of a Board of Directors. The authorized number of directors, as stated in the ASSOCIATION's bylaws, shall not be less than five nor more than 15 except when a greater number is approved by the Office.

                        Section 10. Amendment of Charter.

         Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is first proposed by the Board of Directors of the ASSOCIATION, then preliminarily approved by the Office, which preliminary approval may be granted by the Office pursuant to regulations specifying pre-approved charter amendments, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change or repeal so acted upon shall be effective upon filing with the Office in accordance with the regulatory procedures or on such other date as the Office may specify in its preliminary approval.



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         As adopted by the  ASSOCIATION's  members on November 10,  1993,  to be effective on the date the ASSOCIATION converts from mutual to stock form of organization.

                                                   ASTORIA FEDERAL SAVINGS AND
                                                   LOAN ASSOCIATION


Attest:/S/ William K. Sheerin                      By:/S/ George L. Engelke,Jr.
       --------------------------------------         -------------------------
         Secretary                                            President



                                                   OFFICE OF THRIFT SUPERVISION

Attest:/S/ Nadine Y. Washington                    By:/S/ Thomas S. Laeffler
       -------------------------------------          --------------------------
       Corporate Secretary to the Office               Assistant Director for
                                                       Supervisory Operations

Declared effective on
the 18th day of November, 1993
    ----        --------